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CONTACT:     Bruce Zurlnick                   Cara O'Brien/Melissa Myron
             Senior Vice President and        Media Contact: Stephanie Sampiere
             Chief Financial Officer          Financial Dynamics
             Finlay Enterprises, Inc.         (212) 850-5600
             (212) 808-2800


FOR IMMEDIATE RELEASE

         FINLAY ENTERPRISES AND FINLAY FINE JEWELRY ANNOUNCE RECEIPT OF REQUISITE CONSENTS PURSUANT TO THEIR TENDER OFFERS AND CONSENT
                                  SOLICITATIONS

NEW YORK, NY, MAY 20, 2004 -- FINLAY ENTERPRISES, INC. ("FINLAY ENTERPRISES") (NASDAQ: FNLY) announced today that it has received the requisite tenders and consents from holders of Finlay Enterprises' $75 million outstanding principal amount of its 9% Senior Debentures due 2008 (the "Debentures") (CUSIP No. 317884AC8) to amend the related indenture. Finlay Enterprises commenced a cash tender offer and consent solicitation relating to any and all of the Debentures on May 7, 2004. The consent solicitation expired at 5:00 p.m., New York City time, on Wednesday, May 19, 2004. Prior to expiration of the consent solicitation, holders of approximately 79% of the outstanding principal amount of the Debentures had tendered their Debentures and consented to the proposed amendments to the related indenture.

Finlay Fine Jewelry Corporation ("Finlay Jewelry" and collectively with Finlay Enterprises, "Finlay"), a wholly-owned subsidiary of Finlay Enterprises, announced today that it has received the requisite tenders and consents from holders of Finlay Jewelry's $150 million outstanding principal amount of its 8-3/8% Senior Notes due 2008 (the "Notes") (CUSIP No. 317887AB3) to amend the related indenture. Finlay Jewelry commenced a cash tender offer and consent solicitation relating to any and all of the Notes on May 7, 2004. The consent solicitation expired at 5:00 p.m., New York City time, on Wednesday, May 19, 2004. Prior to expiration of the consent solicitation, holders of approximately 98% of the outstanding principal amount of the Notes had tendered their Notes and consented to the proposed amendments to the related indenture.

Each tender offer will expire 12:00 midnight, New York City time, on June 4, 2004, unless terminated or extended. The tender offers are each being made, and the consent solicitations were made, pursuant to an Offer to Purchase and Consent Solicitation Statement, dated May 7, 2004, and a related Consent and Letter of Transmittal of each of Finlay Enterprises and Finlay Jewelry, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

Each of Finlay Enterprises and Finlay Jewelry intends to enter into a supplemental indenture to effect the proposed amendments described in Finlay Enterprises' and Finlay Jewelry's Offers to Purchase and Consent Solicitation Statements. The proposed amendments will not become operative, however, unless and until the Debentures and Notes tendered by the consenting holders are accepted and paid for pursuant to the terms of the tender offers. Once the proposed amendments to the related indentures become operative, they will be binding upon the holders of the Debentures and Notes not tendered in the tender offers.

Each of the tender offers is conditioned upon, among other things, the consents of required institutions under Finlay's revolving credit facility and gold consignment agreement to the purchase of the Debentures


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and Notes in the tender offers and the completion of an offering by Finlay
Jewelry of new debt securities in the principal amount of at least $200.0 million.

The new debt securities will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Credit Suisse First Boston LLC is acting as dealer manager and solicitation agent for the tender offers and the consent solicitations. The depositary for the tender offers is HSBC Bank USA. Questions regarding the tender offers and consent solicitations may be directed to Credit Suisse First Boston, telephone number (800) 820-1653 (toll free) and (212) 325-3784 (call collect). Requests for copies of Finlay Enterprises' and/or Finlay Jewelry's respective Offer to Purchase and Consent Solicitation Statements and related documents may be directed to MacKenzie Partners, the Information Agent, telephone number (800) 322-2885 (toll free) and (212) 929-5500 (call collect).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Debentures and Notes nor is this announcement an offer or solicitation of an offer to sell new debt securities. The tender offers are made solely by means of Finlay Enterprises' and Finlay Jewelry's Offers to Purchase and Consent Solicitation Statements and the related Consents and Letters of Transmittal.

Finlay Enterprises, Inc. through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States. The number of locations at the end of the first quarter of fiscal 2004 totaled 970.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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